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                        SECURITIES  AND  EXCHANGE  COMMISSION
                                WASHINGTON,  DC  20549

                                    ----------------

                                       FORM  11-K

                                    ANNUAL  REPORT

     PURSUANT  TO  SECTION  15(d)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934


(Mark  One):
/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996).

        For the fiscal year ended            December  31,  1998
                                ----------------------------------------------

                                              OR

/  /     TRANSITION  REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934 (NO FEE REQUIRED).

         For the transition period from____________________ to__________________


                            Commission  File  No.  1-4618

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   SunAmerica  Profit  Sharing  and  Retirement  Plan
          ----------------------------------------------------------------

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         SunAmerica  Inc.
                         1  SunAmerica  Center
                         Los  Angeles,  CA.  90067-6022
          ----------------------------------------------------------------













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                                    SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                            SUNAMERICA  PROFIT  SHARING  AND  RETIREMENT  PLAN



Date   June 29, 1999        By  /s/
                            -----------------------------------------
                            Scott  L.  Robinson
                            Senior  Vice  President  and  Controller
                            and  Member  of  Employee  Benefits
                            Committee  of  SunAmerica  Inc.













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                               SUNAMERICA  NC.



LIST  OF  EXHIBITS  FILED
-------------------------

23    Consent of Independent Accountants